EXHIBIT 99.1

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American Express Elects Michael J. Angelakis to Board of Directors
New York, March 3, 2025 -- American Express Company (NYSE: AXP) today announced that Michael J. Angelakis has been elected to its Board of Directors, effective March 3, 2025. Mr. Angelakis is the Chairman and Chief Executive Officer of Atairos, an independent strategic investment company focused on supporting growth-oriented businesses. Mr. Angelakis will also join the Board’s Audit and Compliance Committee and Nominating, Governance and Public Responsibility Committee.
“On behalf of the Board, I welcome Michael to our Board and look forward to benefitting from his wealth of leadership experience in corporate finance, strategic investments, and business transformation,” said Stephen J. Squeri, Chairman and Chief Executive Officer of American Express. “Michael’s deep financial knowledge and expertise in managing complex global businesses will be highly valuable additions to our Board as we continue to execute our growth strategy.”
Mr. Angelakis founded Atairos in 2016 with the mission of providing strategic partnership and long-term capital to high-potential companies. He is also a Senior Advisor to the Executive Management Committee of Comcast Corporation, where he previously served as Vice Chairman and Chief Financial Officer from 2011 to 2015 and Executive Vice President and Chief Financial Officer from 2007 to 2011. During that time, Mr. Angelakis was responsible for many strategic, financial, administrative and other areas within Comcast, and played a critical role in executing the company’s financial strategy and expansion as a global media and technology leader.
Before joining Comcast, Mr. Angelakis was a Managing Director and a member of the Management and Investment Committees at Providence Equity Partners, a private equity firm specializing in technology, media, and communications investments. Earlier in his career, he held roles at State Cable TV Corporation, Aurora Telecommunications and Manufacturers Hanover Trust Company. He also served as Chairman of the Board for the Federal Reserve Bank of Philadelphia.
Mr. Angelakis currently serves on the boards of Exxon Mobil Corporation, Lucky Strike Entertainment, TriNet Group and, until its upcoming Annual Meeting on May 7, 2025, Clarivate Plc. He is also a member of the boards of Arcis Golf Corporation, The Orogen Group, Aston Villa F.C. and V Sports, all of which are private companies.
Mr. Angelakis is a graduate of Babson College and Harvard Business School’s Owner/President Management Program.
ABOUT AMERICAN EXPRESS
American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives, and build business success. For more information about American Express, visit americanexpress.com, americanexpress.com/en-us/newsroom/, and ir.americanexpress.com.
Source: American Express Company
Location: Global
Media:
Deniz Yigin, Deniz.Yigin@aexp.com, +1.332.999.0836
Investors/Analysts:
Kartik Ramachandran, Kartik.Ramachandran@aexp.com, +1.212.640.5574
Amanda Blumstein, Amanda.Blumstein@aexp.com, +1.212.640.5574
Source: American Express Company

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